                                                                Exhibit 12-A

                        Atlantic City Electric Company

                      Ratio of Earnings to Fixed Charges
                      ----------------------------------
                            (Dollars in Thousands)
                            ----------------------

                                    12 Months
                                      Ended                           Year Ended December 31,
                                     June 30,     -----------------------------------------------------------------
                                       1999             1998              1997            1996             1995
                                 ---------------- ---------------- ---------------- ---------------- --------------

Net income                       $         61,668 $         30,276 $         85,747 $         75,017 $       98,752
                                 ---------------- ---------------- ---------------- ---------------- --------------

Income taxes                               35,647           18,178           50,442           36,958         48,277
                                 ---------------- ---------------- ---------------- ---------------- --------------

Fixed charges:
 Interest on long-term debt
    including amortization of
    discount, premium and expense          62,084           63,940           64,501           64,847         62,879
 Other interest                             3,392            3,435            3,574            4,019          4,364
 Preferred dividend requirements
    of subsidiary trusts                    6,989            6,052            5,775            1,428              -
                                 ---------------- ---------------- ---------------- ---------------- --------------
      Total fixed charges                  72,465           73,427           73,850           70,294         67,243
                                 ---------------- ---------------- ---------------- ---------------- --------------

Earnings before income taxes
 and fixed charges                $       169,780 $        121,881 $        210,039 $        182,269 $      214,272
                                 ================ ================ ================ ================ ==============

Ratio of earnings to fixed charges           2.34             1.66             2.84             2.59           3.19


For purposes of computing the ratio, earnings are net income plus income taxes and fixed charges. Fixed charges consist of interest on long- and short-term debt, amortization of debt discount, premium, and expense, dividends on preferred securities of subsidiary trusts, and the interest factor associated with the ACE's major leases.